The Growth Fund of America, Inc. One Market Street, Steuart Tower, Suite 2000 San Francisco, CA 94105-1409 Telephone (415) 421-9360 Fax (415) 393-7140

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$460,633
Class B	$0
Class C	$1,750
Class F1	$86,604
Class F2	$41,950
Total	$590,937
Class 529-A	$31,603
Class 529-B	$0
Class 529-C	$645
Class 529-E	$1,056
Class 529-F1	$1,305
Class R-1	$153
Class R-2	$3,112
Class R-3	$35,811
Class R-4	$54,792
Class R-5	$59,533
Class R-6	$86,275
Total	$274,285

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2830
Class B	$0.0000
Class C	$0.0102
Class F1	$0.2824
Class F2	$0.3862
Class 529-A	$0.2705
Class 529-B	$0.0000
Class 529-C	$0.0205
Class 529-E	$0.3411
Class 529-F1	$0.1892
Class R-1	$0.0109
Class R-2	$0.0481
Class R-3	$0.1625
Class R-4	$0.2534
Class R-5	$0.3828
Class R-6	$0.4082

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,614,200
Class B	37,580
Class C	167,518
Class F1	304,047
Class F2	109,392
Total	2,232,737
Class 529-A	117,926
Class 529-B	6,055
Class 529-C	31,374
Class 529-E	5,586
Class 529-F1	3,905
Class R-1	13,222
Class R-2	61,943
Class R-3	211,081
Class R-4	200,537
Class R-5	142,571
Class R-6	225,883
Total	1,020,083

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.09
Class B	$35.01
Class C	$34.72
Class F1	$35.87
Class F2	$36.06
Class 529-A	$35.86
Class 529-B	$34.98
Class 529-C	$34.88
Class 529-E	$35.61
Class 529-F1	$35.80
Class R-1	$35.05
Class R-2	$35.23
Class R-3	$35.60
Class R-4	$35.86
Class R-5	$36.06
Class R-6	$36.10